Exhibit II-1

(English Language Summary)

Extraordinary Report of TAIYO ELEC Co., Ltd., dated May 13, 2011

A fair and accurate summary of the material provisions of the above-mentioned foreign language document is included in the press release of SEGA SAMMY HOLDINGS INC., Sammy Corporation and TAIYO ELEC Co., Ltd. entitled “Notice Concerning the Conversion of TAIYO ELEC Co., Ltd. into a Wholly Owned Subsidiary of Sammy Corporation, a Wholly Owned Subsidiary of SEGA SAMMY HOLDINGS INC.,” dated May 13, 2011, attached as Exhibit I-1.

II-1-1